EXHIBIT 10.2

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [***], have been separately filed with the Securities and Exchange Commission.

                       INVESTMENT AND COMMISSION AGREEMENT

This Investment and Commission Agreement (the "Agreement") is made as of December 10, 2001, by and between Discovery Laboratories, Inc., a Delaware corporation ("Discovery"), and PharmaBio Development, Inc., a North Carolina corporation ("PharmaBio").

Background and Overview

A. Discovery and Quintiles Transnational Corp. ("Quintiles"), an Affiliate of PharmaBio, have executed a Commercialization Agreement (herein so called) on the date hereof, pursuant to which Quintiles will provide exclusive Commercialization Services in the Territory for the Product.

B. Discovery and PharmaBio have agreed that PharmaBio will fund the payments for the Commercialization Services, pursuant to the terms and conditions set forth herein.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.0   Definitions.

1.1 "Affiliate" shall mean, as to any person or entity, any corporation or business entity controlled by, controlling, or under common control with such party or entity. For this purpose, "control" shall mean direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or income interest in such corporation or other business entity.

1.2 "Annual Period" shall mean a twelve-month period beginning on the Launch Date and each anniversary thereof.

1.3 "Commercialization Expenses" shall mean the fees and expenses payable to Quintiles for the Commercialization Services.

1.4 "Commercialization Services" shall mean (i) sales and marketing services provided by Quintiles under the Commercialization Agreement after the Launch Date (including, but not limited to, services provided after the Launch Date related to the deployment and management of a dedicated sales force for the promotion of the Product), and (ii) services provided under the Commercialization Agreement before the Launch Date for the following specific activities: (x) recruitment, hiring and training for the sales force; (y) establishing sales force targets, territory alignments, mapping and sales force optimization, and validation of practitioner's state license; and
      (z) conducting launch meetings and the national, regional and district meetings.

1.5 "Commission Term" means the ten (10) consecutive Annual Periods beginning on the Launch Date.

1.6   "FDA" shall mean the US Food and Drug Administration.

1.7 "JCC" shall mean the joint commercialization committee established under the Commercialization Agreement. If for any reason the Commercialization Agreement is terminated or the JCC is otherwise disbanded under the Commercialization Agreement, then Discovery and PharmaBio shall in good faith, as promptly as practicable, form an advisory body composed of an equal number of designees of Discovery and PharmaBio (the "Advisory Board"); provided, that Discovery shall have at least the same rights and authority with respect to such advisory body as it had with respect to the JCC (and PharmaBio shall have at least the same rights and authority with respect to such advisory body as Quintiles had with respect to the JCC). In such event, (i) the Advisory Board shall perform all of the obligations under this Agreement that would otherwise have been performed by the JCC, and all references to the JCC herein shall thereafter be deemed references to the Advisory Board, and (ii) PharmaBio shall appoint members to the Advisory Board who are at least as experienced in pharmaceutical marketing and sales activities as Quintiles' members of the JCC.

1.8 "Launch Date" shall mean the date upon which the Product is first shipped in the United States for commercial sale.

1.9 "Maximum Investment" shall mean $[***] per year for each of the seven (7) years following the Launch Date. (All dollar references in this Agreement shall refer to United States Dollars).

1.10 "Minimum Sales Force Level" shall mean the sales force size for the Product recommended by the JCC from time to time as provided for in the Commercialization Agreement (provided that, for purposes of such calculation, the recommended sales force size will not exceed the sales force size that could be reasonably supported by the amount of Commercialization Expenses funded by PharmaBio under this Agreement). If the parties are not able to unanimously agree to such sales force size calculation, then such calculation shall be made in accordance with the dispute resolution process set forth in Section 11 of this Agreement.

Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

1.11 "Net Sales" means the amount billed by Discovery or an Affiliate or any sublicensee, or on behalf of or for the benefit of Discovery or an Affiliate or any sublicensee, for sales of the Product to a third party in the Territory less: (i) discounts, including cash and quantity discounts, charge-back payments, refunds and rebates granted to managed health care or similar organizations or to federal, state and local governments (including, without limitation, Medicaid rebates), their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups, (ii) credits or allowances actually granted upon claims, damaged goods, rejections or returns of such Product, including recalls, regardless of the party requesting such, (iii) freight, postage, shipping and insurance charges actually allowed or paid for delivery of Product, to the extent billed,
      (iv) taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of such Product, including without limitation value-added taxes, or other governmental charges otherwise measured by the billing, when included in billing, as adjusted for rebates, charge-backs and refunds, and (v) bad debts related to Product sales (defined as any bills unpaid for 120 days after due), provided that (a) any subsequent collection by Discovery on such bad debt shall be restored as Net Sales at the time of collection, and in the amount, of such collection, and (b) Discovery shall follow commercially reasonable practices of collecting and otherwise administering debt related to Product sales. Provided, however, in no event shall Net Sales be less than [***] of the gross sales of the Product in the Territory.

1.12 "Product" shall mean the product currently known as Surfaxin, as such name may change from time to time, for any and all formulations and delivery mechanisms (i) for the indications of (x) idiopathic respiratory distress syndrome ("IRDS") and (y) meconium aspiration syndrome ("MAS"); and (ii) solely for the purposes of Section 1.11, include all "off-label" uses.

1.13  "Territory" shall mean the United States (including Puerto Rico).

2.0   Commercialization Agreement.

      The Commercialization Agreement is in the form attached hereto as Exhibit
      A. All defined terms used herein but not defined in this Agreement shall have the meanings set forth in the Commercialization Agreement.

Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

3.0   Investment and Commission; Related Agreements.

3.1   PharmaBio will support the commercialization of the Product as follows:

      (a) PharmaBio shall fund one hundred percent (100%) of the Commercialization Expenses for the period ending on the seventh anniversary of the Launch Date (the "Commitment Period"), subject to the Maximum Investment for each such year and the other terms and conditions in this Agreement.

      (b) PharmaBio shall fund the amounts payable under Section 3.1(a) by paying the invoices submitted by Quintiles that correspond to the applicable Commercialization Expenses that accrue during the Commitment Period, which payments shall be made by PharmaBio within twenty (20) days of PharmaBio's receipt of the invoice. As directed by Discovery, PharmaBio shall make such payment through either (i) a payment to Discovery, or (ii) an inter-company payment directly to Quintiles.

3.2 In consideration for the performance of PharmaBio of its funding commitments set forth in Section 3.1, Discovery shall pay PharmaBio a commission on Net Sales during the Commission Term. The commission payments payable by Discovery to PharmaBio with respect to each Annual Period are as follows:

           -------------------------------------------------------
           Annual Period during the              Commission on Net
                Commission Term                        Sales
           -------------------------------------------------------
                       1                               [***]
           -------------------------------------------------------
                       2                               [***]
           -------------------------------------------------------
                       3                               [***]
           -------------------------------------------------------
                       4                               [***]
           -------------------------------------------------------
                       5                               [***]
           -------------------------------------------------------
                       6                               [***]
           -------------------------------------------------------
                       7                               [***]
           -------------------------------------------------------
                       8                               [***]
           -------------------------------------------------------
                       9                               [***]
           -------------------------------------------------------
                      10                               [***]
           -------------------------------------------------------

      The commission payments under this Section 3.2 shall be paid as soon as reasonably practicable following the end of each calendar quarter (but not later than thirty (30) days following the end of each calendar quarter) during the ten (10) Annual Periods in the Commission Term.

Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

3.3 The JCC shall take the following actions a reasonable time prior to the Launch Date: (i) prepare a marketing plan for the Product, including a sales forecast; (ii) agree to the Commercialization Services reasonably necessary to support sales of the Product in the Territory at the levels set forth in such sales forecast (including the optimum sales force size to support such sales of the Product); and (iii) agree to a related budget for Commercialization Expenses. On or about each anniversary of the Launch Date, the JCC shall update such items. The above actions will be taken by the JCC with due regard to the size and value of the market for the Product in the Territory, taking into account, among other variables, the clinical safety and efficacy of the Product (and related labeling claims), the competitive environment in which the Product is being promoted, and a reasonable budget for the sales and marketing activities. Notwithstanding anything to the contrary in this Agreement or the procedures for JCC decisions set forth in the Commercialization Agreement, the parties agree to the following:

      (a) Discovery shall have the final decision on the marketing plan for the Product and the activities (including the Commercialization Services) necessary to implement such marketing plan.

      (b) Notwithstanding anything to the contrary in this Agreement, PharmaBio shall have the final decision on the amount of Commercialization Expenses that will be funded by PharmaBio under
            Section 3.1 of this Agreement, provided that PharmaBio shall not act unreasonably or in bad faith in determining such amount. For purposes of the preceding sentence, PharmaBio shall be deemed to have acted unreasonably or in bad faith if PharmaBio sets the amount of Commercialization Expenses that PharmaBio is willing to fund under Section 3.1 at a level that cannot reasonably be justified in light of the size and value of the market for the Product. Notwithstanding anything to the contrary in this Agreement, PharmaBio cannot be deemed to have acted unreasonably or in bad faith for purposes of this Section 3.3(b) by failing to fund Commercialization Expenses in excess of the Maximum Investment. Further, PharmaBio shall not be deemed to have acted unreasonably or in bad faith for purposes of this Section 3.3(b) by failing to fund Commercialization Expenses (or suspending such funding) upon certain events impacting the marketing of the Product that are not within PharmaBio's control, which is defined as: (i) a material breach by Discovery of any obligation or representation or warranty under this Agreement; (ii) withdrawal of Product caused by actual or threatened regulatory action by the FDA or other governmental entity, safety concerns relating to Product, the loss of Discovery's license rights or other rights to Product, or similar cause; (iii) significant unforeseen new information regarding the safety or efficacy of Product which has a material adverse effect on the sales of Product; or (iv) other material factors adversely impacting Net Sales of the Product that were not reasonably foreseeable by, or within the control of, PharmaBio as of the date hereof. If PharmaBio shall decide not to fund some amount of the Commercialization Expenses, then (i) Discovery shall be entitled to fund such amounts directly, and (ii) subject to prior termination as provided for in
            Section 7.0, PharmaBio's right to receive the commission payments set forth in Section 3.2 shall not be reduced.

3.4 Discovery shall use commercially reasonable efforts to commercialize the Product in the Territory. In this regard, Discovery will provide a sales force of a size not less the Minimum Sales Force Level during the Commitment Period. If, at any time during such period, Discovery reduces the Product sales force below the Minimum Sales Force Level for a period of more than [***], then Discovery and PharmaBio will negotiate in good faith to restructure PharmaBio's commitments under Section 3.1 and the corresponding commission amounts under Section 3.2 , which negotiations will take into account the implications of the reduced sales force size on future sales of the Product. If the parties are unable to agree to such restructuring within thirty (30) days after PharmaBio gives written notice to Discovery of its intent to pursue a remedy under this Section 3.4 for Discovery's failure to maintain the Minimum Sales Force Level, then PharmaBio may, at its sole discretion by written notice to Discovery, elect to suspend the following: (i) all future funding obligations under
      Section 3.1; and (ii) the running of the Commission Term (including, without limitation, the then-current Annual Period). During the suspension period, PharmaBio shall continue to receive royalties at the rate equal to the commission amount applicable immediately prior to the effective date of the suspension period. If PharmaBio elects this remedy, the then operating Annual Period for commission payments under Section 3.2, and the funding commitments under Section 3.1, shall be suspended until the Minimum Sales Force Level is satisfied. Such Annual Period, and the funding commitments under Section 3.1, shall restart when the Minimum Sales Force Level is satisfied, at the same time point such Annual Period was suspended, such that PharmaBio enjoys the full length of the ten (10) Annual Periods described in Section 3.2 with the benefit of the Minimum Sales Force Level for seven (7) full twelve-month periods, and the term "Commission Term" shall, for all purposes under this Agreement, be extended accordingly. PharmaBio's remedies under this Section 3.4 shall not apply for any period that Quintiles fails to satisfy its sales force staffing obligations under the Commercialization Agreement. Notwithstanding anything herein to the contrary, PharmaBio's rights under this Section 3.4 shall be expressly subject to the provisions of Section 3.5.

3.5 In the event that Discovery terminates the Commercialization Agreement under Section 12.3 thereof, then:

      (a) Discovery shall use commercially reasonable efforts in good faith to identify, retain and train a new sales force (the "New Sales Force") as soon as practicable to perform substantially similar functions as were to have been provided by Quintiles under the Commercialization Agreement;

Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

      (b) During the period (the "Transition Period") beginning on the effective date of Discovery's termination of the Commercialization Agreement and ending on the first day of the month next following the date on which the New Sales Force begins detailing physicians:

            (i) Discovery's obligation to provide the Minimum Sales Force Level shall be suspended;

            (ii) PharmaBio shall have none of the suspension or other remedial rights that it would otherwise have under Section 3.4 as a result of Discovery's failure to provide the Minimum Sales Force Level or otherwise;

            (iii) in lieu of the commission rate set forth in Section 3.2,
                  Discovery's commission obligation to PharmaBio hereunder shall equal the product of (A) the commission rate set forth in
                  Section 3.2 multiplied by (B) the percentage that Net Sales is during the Transition Period of projected Net Sales for the Transition Period (based on the JCC's most recent Net Sales forecast, prorated, to the extent necessary, on a reasonable, good faith basis); and

            (iv) the Commission Term shall continue to run during the Transition Period such that it will continue to expire on the tenth (10th) anniversary of the Funding Date.

      (c) PharmaBio's funding commitments under Section 3.1 shall continue in full force and effect, and all references hereunder to Quintiles shall be deemed to refer to the New Sales Force (and all references to (i) the Commercialization Agreement hereunder shall be deemed to refer to the agreement, if any, pursuant to which Discovery retains the New Sales Force and (ii) Quintiles hereunder shall be deemed to refer to the New Sales Force or the contract provider of the New Sales Force, as applicable).

3.6 As of the date hereof, the parties have entered into a Common Stock and Warrant Purchase Agreement. The representations and warranties set forth in Article IV of the Stock Purchase Agreement with respect to Discovery (excluding Sections 4.02, 4.14 through 4.18 and 4.20, and after modifying
      Section 4.04 so that "Transaction Documents" shall mean this Agreement) and in Article V with respect to PharmaBio (excluding Section 5.03 through 5.06 and after modifying Section 5.02 so that "Transaction Documents" shall mean this Agreement) are incorporated in this Agreement by reference and form part of the consideration given to each party in exchange for the other party's commitments set forth herein. Discovery agrees to continue to exercise diligent efforts to submit the NDA (as defined in the Commercialization Agreement) for the Product to the FDA and to reasonably diligently seek FDA approval for the Product. Upon the approval of either the MAS or the IRDS indication, Discovery shall continue to use commercially reasonable efforts to submit the NDA for the other indication to the FDA and to seek FDA approval of such.

3.7 Each Party shall keep or cause to be kept such records as are required to determine, in a manner consistent with generally accepted accounting principles in the United States, the sums or credits due under this Agreement. Upon the written request of either party, the other party shall permit an independent certified public accountant appointed by such party and reasonably acceptable to the other party, accompanied by representatives of the financial department of such party at reasonable times and upon reasonable notice, to audit only those records as may be necessary to determine the correctness or completeness of any report or payment made under this Agreement. Results of any such audit shall be (i) limited to information relating to the Product, (ii) made available to both parties and (iii) subject to the confidentiality protections set forth herein. The party requesting the audit shall bear the full cost of the performance of any such audit, unless such audit discloses a variance of more than five percent (5%) from the amount of the original report, royalty or payment calculation. In such case, the party being audited shall bear the full cost of the performance of such audit.

3.8 Without the prior approval of PharmaBio, Discovery shall not, nor shall it allow any Affiliate or third party acting on behalf of or for the benefit of Discovery or any Affiliate to, commercialize a product that would reasonably be expected to compete with the Product in the Territory during the Commission Term.

3.9 The parties acknowledge and agree that (i) Discovery may pursue additional formulations and/or delivery technologies for the Product, which may result in pre-launch and launch promotional activities for the additional formulations and/or delivery technologies, (ii) such pre-launch and launch promotional activities are within the scope of the Commercialization Agreement, and (iii) the expenses associated with such pre-launch and launch promotional activities will be considered "Commercialization Expenses" for purposes of this Agreement and shall be subject to PharmaBio's funding obligations hereunder in accordance with the terms and limitations set forth herein.

3.10 PharmaBio shall make milestone payments to Discovery pursuant to the terms set forth in this Section 3.10. The "First Milestone" (herein so called) shall be paid on the earlier to occur of the receipt of FDA approval ("FDA Approval") to commercialize (x) the MAS Indication or (y) the IRDS Indication. The amount of the First Milestone shall be seventy percent (70%) of the outstanding principal (as of the controlling FDA Approval) under the Loan Agreement (herein so called), dated as of the date hereof, between PharmaBio and Discovery. The "Second Milestone" (herein so called) shall be paid on the earlier to occur of (x) the completion by Quintiles or an appropriate Affiliate of a written assessment and report in customary form indicating the "approvability" by the FDA of Discovery's NDA for the Product for the indication that was not approved as a condition for the First Milestone, which shall include without limitation an assessment and report as to the quality of the documentation comprising such NDA and the clinical data included in such NDA, or

      (y) the issuance by the FDA of a letter in customary form indicating that Discovery's NDA for the Product for such indication is "approvable." The amount of the Second Milestone payment shall be the remaining principal amounts outstanding under the Loan Agreement. PharmaBio shall have the right to apply the First Milestone and Second Milestone payments against any amounts then outstanding under the Loan Agreement.

4.0   Confidentiality and Ownership of Information.

4.1 Discovery on the one part and PharmaBio on the other part each acknowledges that, in the course of performing its obligations hereunder, it may receive information from the other party which is proprietary to the disclosing party and which the disclosing party wishes to protect from public disclosure ("Confidential Information"). Each receiving party agrees to retain in confidence, during the Commission Term, and thereafter for a period of seven (7) years, all Confidential Information disclosed to it by or on behalf of the other party, and that it will not, without the written consent of such other party, use Confidential Information for any purpose other than the purposes indicated herein. These restrictions shall not apply to Confidential Information which: (i) is or becomes public knowledge (through no fault of the receiving party); (ii) is made lawfully available to the receiving party by an independent third party that, to the knowledge of the receiving party, is under no duty of confidentiality to the disclosing party; (iii) is already in the receiving party's possession at the time of receipt from the disclosing party (and such prior possession can be demonstrated by competent evidence by the receiving party); (iv) is independently developed by the receiving party and/or Affiliates (and such independent development can be demonstrated by competent evidence by the receiving party); or (v) is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by the receiving party, provided, however, if reasonably possible, such receiving party gives the disclosing party sufficient advance written notice to permit it to seek a protective order or other similar order with respect to such Confidential Information and, thereafter, the receiving party discloses only the minimum Confidential Information required to be disclosed in order to comply.

4.2 PharmaBio on the one hand and Discovery on the other hand shall limit disclosure of the other party's Confidential Information to only those of their respective officers, representatives, agents and employees (collectively "Agents") who are directly concerned with the performance of this Agreement and have a legitimate need to know such Confidential Information in the performance of their duties.

4.3 All Discovery inventions, processes, know-how, patents, trade secrets, copyrights, trade names, trademarks, service marks, marketing materials, proprietary materials or other intellectual property of any kind, and all improvements to any of the foregoing (collectively, "Discovery Property"), disclosed, used, improved, modified or developed in connection with the relationship contemplated by this Agreement shall remain the sole and exclusive property of Discovery. PharmaBio shall not have any right, title or interest in or to any Discovery Property.

4.4 Discovery acknowledges that PharmaBio (and its Affiliates) possess certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, computer technical expertise and software, and business practices, including, but not limited to the Innovex Territory Management System (ITMS), which have been independently developed by PharmaBio and/or its Affiliates (collectively "Quintiles Property"). Any Quintiles Property or improvements thereto which are disclosed, used, improved, modified or developed by Quintiles under or during the term of this Agreement shall remain the sole and exclusive property of PharmaBio or the respective Affiliates.

5.0   Independent Contractor Relationship.

      For the purposes of this Agreement, Discovery and PharmaBio are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer and employee or joint venturers. Neither Discovery nor PharmaBio shall have the power or right to bind or obligate the other party, nor shall either party hold itself out as having such authority.

6.0   Termination.

      Either party may terminate this Agreement for material breach upon thirty
      (30) days written notice specifying the nature of the breach, if such breach (i) has not been substantially cured within the thirty (30) day period or (ii) is not curable within such 30-day period and the breaching party has not commenced and diligently continued during such 30-day period reasonable actions to cure such breach. During the 30-day cure period for termination due to breach, each party will continue to perform its obligations under this Agreement. Either party may terminate this Agreement immediately upon provision of written notice if the other party becomes insolvent or files for bankruptcy or is not otherwise able to pay its obligations as they become due and payable.

7.0   Indemnification and Liability Limits.

7.1 PharmaBio shall indemnify, defend and hold harmless Discovery, its Affiliates and its and their respective directors, officers, employees and agents from and against any and all losses, claims, actions, damages, liabilities, penalties, costs and expenses (including reasonable attorneys' fees and court costs) (collectively, "Losses"), resulting from any: (i) material breach by PharmaBio (or its employees) of its obligations hereunder; (ii) willful misconduct or grossly negligent acts or omissions of PharmaBio or its employees; and (iii) material violation by PharmaBio or its employees of any municipal, county, state or federal laws, rules or regulations applicable to the performance of PharmaBio's obligations under this Agreement; except, in each case, to the extent such Losses are determined to have resulted from the gross negligence or willful misconduct of Discovery or its employees.

7.2 Discovery shall indemnify, defend and hold harmless PharmaBio and its Affiliates and their respective directors, officers, employees and agents from and against any and all

      Losses resulting from: (i) any third party claim arising from the manufacture, storage, packaging, production, transportation, distribution, use, sale or other disposition of the Product; (ii) material breach by Discovery (or its employees) of its obligations hereunder; (iii) willful misconduct or grossly negligent acts or omissions of Discovery or its employees; and (iv) material violation by Discovery or its employees of any municipal, county, state or federal laws, rules or regulations applicable to the performance of Discovery's obligations under this Agreement, except, in each case, to the extent such Losses are determined to have resulted from the gross negligence or willful misconduct of PharmaBio or any of its employees.

7.3 In the event of a third party claim or lawsuit, the party seeking indemnification hereunder (the "Indemnified Party") shall give the party obligated to indemnify (the "Indemnifying Party") prompt written notice of any claim or lawsuit (including a copy thereof), provided that the failure of an Indemnified Party to notify the Indemnifying Party on a timely basis will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party unless the Indemnifying Party demonstrates that the defense of such action is materially prejudiced by the Indemnified Party's failure to give such notice. The Indemnified Party and its employees shall fully cooperate with Indemnifying Party and its legal representatives in the investigation and defense of any matter the subject of indemnification, which defense shall be managed by the Indemnifying Party in a manner, including the selection of legal counsel, reasonably acceptable to the Indemnified Party. The Indemnified Party shall not unreasonably withhold its approval of the settlement of any such claim, liability, or action by Indemnifying Party covered by this indemnification provision; provided that such settlement does not include an admission or acknowledgement of liability or fault of the Indemnified Party.

7.4 Neither PharmaBio nor Discovery, nor any of such party's Affiliates, directors, officers, employees, subcontractors or agents shall have, under any legal theory (including, but not limited to, contract, negligence and tort liability), any liability to any other party hereto for any loss of opportunity or goodwill, or any type of special, incidental, indirect or consequential damage or loss, in connection with or arising out of this Agreement. For the avoidance of doubt, a claim by PharmaBio for commissions on Net Sales payable by Discovery hereunder or a claim by Discovery for payments pursuant to Section 3.1 shall not be limited in any way pursuant to the provisions set forth in the preceding sentence.

8.0   Notices.

      Any notice required to be given by either party shall be in writing. All notices shall be to the parties and addresses listed below, and shall be deemed sufficiently given (i) when received, if delivered personally or sent by facsimile transmission with confirmed receipt, or (ii) one business day after the date mailed or sent by an internationally recognized overnight delivery service with charges prepaid.

      If to PharmaBio:  PharmaBio Development, Inc.
                        4709 Creekstone Drive
                        Durham, NC 27703
                        Attention: President
                        Fax: 919-998-2090

      With a copy to:   General Counsel
                        PharmaBio Development, Inc.
                        4709 Creekstone Drive
                        Durham, NC 27703
                        Fax: 919-998-2090

      If to Discovery:  Discovery Laboratories, Inc.
                        350 South Main Street, Suite 307
                        Doylestown, PA 18901
                        Attention: Robert J. Capetola, Ph.D., President and CEO
                        Fax: 215-340-3940

      With a copy to:   Roberts, Sheridan & Kotel
                        The New York Practice of
                        Dickstein Shapiro's Corporate & Finance Group
                        1177 Avenue of the Americas
                        New York, NY 10036-2714
                        Attn: Ira L. Kotel
                        Facsimile: (212) 835-1400

9.0   Assignment.

      No party may assign any of its rights or obligations under this Agreement to any third party without the written consent of the other party, except that Discovery may assign its rights or obligations under this Agreement to a bona fide third party that (i) acquires all of Discovery's business (a "Permitted Sale") provided that such party assumes all of Discovery's rights and obligations under this Agreement. Other than pursuant to a Permitted Sale, Discovery may not, without the written approval of PharmaBio, assign any of its rights in the Product in the Territory to a third party. PharmaBio may at any time assign or transfer any of its rights or obligations under this Agreement to an Affiliate so long as such Affiliate agrees in an enforceable written instrument to be bound by all the terms and conditions of this Agreement as if it were PharmaBio and a party thereto, which instrument shall be delivered a reasonably practicable time prior to such assignment. Nothing in this Section 9.0 shall preclude the transfer of a party's rights and obligations under this Agreement in conjunction with a merger in which such party is not the surviving entity.

10.0  General Provisions.

10.1 This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws.

10.2 The provisions of Articles 1 (except for Section 1.7), 2, 45, 7, 8, 10 and 11 shall survive the termination of this Agreement for any reason.

10.3 This Agreement contains the entire understandings of the parties with respect to the subject matter herein and cancels all previous agreements (oral and written), negotiations and discussions dealing with the same subject matter. The parties, from time to time during the term of this Agreement, may modify any of the provisions hereof only by an instrument in writing duly executed by the parties.

10.4 No failure or delay on the part of a party in either exercising or enforcing any right under this Agreement will operate as a waiver of, or impair, any such right. No single or partial exercise or enforcement of any such right will preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right. No waiver of any such right will have effect unless given in a signed writing. No waiver of any such right will be deemed a waiver of any other right.

10.5 If any part or parts of this Agreement are held to be illegal, void or ineffective, the remaining portions of this Agreement shall remain in full force and effect. If any of the terms or provisions are in conflict with any applicable statute or rule of law, then such term(s) or provision(s) shall be deemed inoperative to the extent that they may conflict therewith, and shall be deemed to be modified or conformed with such statute or rule of law. In the event of any ambiguity respecting any term or terms hereof, the parties agree to construe and interpret such ambiguity in good faith in such a way as is appropriate to ensure its enforceability and viability.

10.6 The headings contained in this Agreement are used only as a matter of convenience, and in no way define, limit, construe or describe the scope or intent of any section of this Agreement.

10.7 The individuals signing below are authorized and empowered to bind the parties to the terms of this Agreement.

10.8 Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised. For the avoidance of doubt, PharmaBio's funding decisions under Section 3.3(b) shall not be deemed a "consent or approval" for purposes of this Section 10.8.

11.0  Dispute Resolution:

11.1 Governing Law. This Agreement, including, without limitation, the interpretation, performance, enforcement, breach or termination thereof and any remedies relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware, United States of America, as applied to agreements executed and performed entirely in the State of Delaware, without regard to conflicts of law rules.

11.2 Internal Review. In the event that a dispute, difference, claim, action, demand, request, investigation, controversy, threat, discovery request or request for testimony or information or other question arises pertaining to any matters which arise under, out of, in connection with, or in relation to this Agreement (a "Dispute") and either party so requests in writing, prior to the initiation of any formal legal action, the Dispute will be submitted to the JCC, which will use its good faith efforts to resolve the Dispute within ten (10) days. If the JCC is unable to resolve the Dispute in such period, the JCC will refer the Dispute to the Chief Executive Officers of Discovery and Quintiles Corp. For all Disputes referred to the Chief Executive Officers, the Chief Executive Officers shall use their good faith efforts to meet at least two times in person and to resolve the Dispute within ten (10) days after such referral.

11.3  Arbitration.

      (a) If the parties are unable to resolve any Dispute under Section 11.2, then either party may require the matter to be settled by final and binding arbitration by sending written notice of such election to the other party clearly marked "Arbitration Demand". Thereupon such Dispute shall be arbitrated in accordance with the terms and conditions of this Section 11.3 Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm.

      (b) The arbitration panel will be composed of three arbitrators, one of whom will be chosen by Discovery, one by Quintiles, and the third by the two so chosen. If both or either of Discovery or Quintiles fails to choose an arbitrator or arbitrators within 14 days after receiving notice of commencement of arbitration, or if the two arbitrators fail to choose a third arbitrator within 14 days after their appointment, the American Arbitration Association shall, upon the request of both or either of the parties to the arbitration, appoint the arbitrator or arbitrators required to complete the panel. The arbitrators shall have reasonable experience in the matter under dispute. The decision of the arbitrators shall be final and binding on the parties, and specific performance giving effect to the decision of the arbitrators may be ordered by any court of competent jurisdiction.

      (c) Nothing contained herein shall operate to prevent either party from asserting counterclaim(s) in any arbitration commenced in accordance with this agreement, and any such party need not comply with the procedural provisions of this Section 11.3 in order to assert such counterclaim(s).

      (d) The arbitration shall be filed with the office of the American Arbitration Association ("AAA") located in Wilmington, Delaware or such other AAA office as the parties may agree upon (without any obligation to so agree). The arbitration shall be conducted pursuant to the Commercial Arbitration Rules of AAA as in effect at the time of the arbitration hearing, such arbitration to be completed in a sixty (60) day period. In addition, the following rules and procedures shall apply to the arbitration:

      (e) The arbitrators shall have the sole authority to decide whether or not any Dispute between the parties is arbitrable and whether the party presenting the issues to be arbitrated has satisfied the conditions precedent to such party's right to commence arbitration as required by this Section 11.3.

      (f) The decision of the arbitrators, which shall be in writing and state the findings the facts and conclusions of law upon which the decision is based, shall be final and binding upon the parties, who shall forthwith comply after receipt thereof. Judgment upon the award rendered by the arbitrator may be entered by any competent court. Each party submits itself to the jurisdiction of any such court, but only for the entry and enforcement to judgment with respect to the decision of the arbitrators hereunder.

      (g) The arbitrators shall have the power to grant all legal and equitable remedies (including, without limitation, specific performance) and award compensatory damages provided by applicable law, but shall not have the power or authority to award punitive damages. No party shall seek punitive damages in relation to any matter under, arising out of, or in connection with or relating to this Agreement in any other forum.

      (h) The parties shall bear their own costs in preparing for and participating in the resolution of any Dispute pursuant to this
            Section 11.3, and the costs of the arbitrator(s) shall be equally divided between the parties; provided, however, that each party shall bear the costs incurred in connection with any Dispute brought by such party that the arbitrators determine to have been brought in bad faith.

      (i) Except as provided in the last sentence of Section 11.3(a), the provisions of this Section 11.3 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any Dispute arising with regard to this Agreement. Any party commencing a lawsuit in violation of this Section 11.3 shall pay the costs of the other party, including, without limitation, reasonable attorney's fees and defense costs.

11.4 Costs. The parties shall bear their own costs in preparing for and participating in the resolution of any Dispute, and the costs of mediator(s) and arbitrator(s) shall be equally divided between the parties.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.

PHARMABIO DEVELOPMENT, INC.             DISCOVERY LABORATORIES, INC.


By:     /s/ Thomas C. Perkins           By      /s/ David L. Lopez
       -------------------------------         ---------------------------------

Name:   Thomas C. Perkins               Name:   David L. Lopez
       -------------------------------         ---------------------------------

Title:  Vice President and General      Title:  Vice President and
        Counsel                                 General Counsel
       -------------------------------         ---------------------------------


                                       17